Exhibit 3.1

TPG PACE HOLDINGS CORP.

(the “Company”)

SPECIAL RESOLUTION OF THE SHAREHOLDERS OF THE COMPANY

Extension Amendment Proposal

It was resolved as a special resolution THAT, effective immediately, the Amended and Restated Memorandum and Articles of Association of the Company be amended by:

(a)	amending Article 49.4(a) by deleting the following introduction of such article:

“the Company does not consummate a Business Combination by twenty-four months after the closing of the IPO the Company shall:”

and replacing it with the following:

“the Company does not consummate a Business Combination by 31 December, 2019, or such earlier date being not earlier than 30 September 2019 at the directors’ discretion, the Company shall”; and

(b)	amending article 49.4(b) by deleting the words:

“within 24 months from closing of the IPO (or 27 months from the closing of the IPO if the Company has executed a letter of intent, agreement in principle or definitive agreement for a Business Combination within 24 months from the closing of the IPO but has not completed the Business Combination within such 24-month period)”

and replacing them with the words:

“by 31 December, 2019, or such earlier date being not earlier than 30 September 2019 at the directors’ discretion”.

1